DRAFT
                                                                    5/22/95
                      AMENDED AND RESTATED TERM NOTE


$38,000,000                                              Newark, New Jersey
                                                         As of May 28, 1995


     FOR VALUE RECEIVED, the undersigned, TRUMP'S CASTLE ASSOCIATES, a New Jersey general partnership (the "Borrower"), hereby unconditionally promises to pay to the order of MIDLANTIC BANK, N.A. (formerly known as MIDLANTIC NATIONAL BANK), a national banking association (the "Bank"), at its office located at 499 Thornall Street, Metro Park Plaza, Edison, New Jersey 08818 (or at such other place as the holder of this Note may designate by written notice to the Borrower), in lawful money of the United States of America and in immediately available funds, the principal amount of Thirty Eight Million Dollars ($38,000,000.00), in 59 consecutive equal monthly installments, each in the amount of $158,333, payable on the last Business Day of each calendar month, commencing on May 31, 1995, with the remaining principal amount to be paid on May 28, 2000, on which date the entire outstanding principal amount of this Note and all accrued and unpaid interest thereon shall be due and payable.

     The Borrower further agrees to pay interest in like money at such office (or such other location) on the principal amount hereof from time to time outstanding from the date hereof until such amount shall become due and payable (whether at the stated maturity, by acceleration or otherwise) at the rate per annum equal to three percent (3%) above the Prime Rate (as hereinafter defined) until paid in full (both before and after maturity); provided that in no event shall the applicable interest rate hereunder be less than nine percent (9%) per annum; and, provided further, that if all or a portion of the principal amount of this Note shall not be paid when due after the expiration of any applicable grace period contained in the Credit Agreement (whether at the stated maturity, by acceleration or otherwise), any such overdue payment shall thereafter bear interest at a rate three percent (3%) per annum in excess of the interest rate otherwise payable in respect of the principal amount of this Note, from the date of nonpayment (both before and after judgment), until paid in full. Interest shall be payable monthly in arrears on the last Business Day of each calendar month commencing on May 31, 1995, and upon the due date and payment (including prepayment) in full of the unpaid principal amount hereof. As used herein, the "Prime Rate" shall mean the rate of interest announced from time to time by the Bank as its "prime rate" or "prime lending rate". This rate of interest is determined from time to time by the Bank as a means of pricing some loans to its customers and is neither tied to any external rate of interest or index nor does it necessarily reflect the lowest rate of interest actually charged by the Bank to any particular class or category of customers of the Bank. Any change in the interest rate resulting from a change in the Prime Rate shall become effective (without notice to the Borrower) as of the opening of business on the day on which such change in the Prime Rate occurs.

     If any payment on this Note becomes due and payable on a Saturday, Sunday or other day on which commercial banks in the State of New Jersey are authorized or required by law to close, the maturity thereof shall be extended to the next succeeding Business Day and, with respect to payments of principal, interest thereon shall be payable at the then applicable rate during such extension.

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     All parties now and hereafter liable with respect to this Note, whether maker, principal, surety, guarantor, endorser or otherwise, hereby waive presentation for payment, demand, notice of nonpayment or dishonor, protest and notice of protest.

     Anything to the contrary notwithstanding, the Bank shall not charge, take or receive, and the Borrower shall not be obligated to pay to the Bank, any amounts constituting interest on the principal amount of this Note from time to time outstanding in excess of the maximum rate permitted by applicable law.

     This Note is a replacement of the Term Note dated as of August 15, 1990, as amended and restated as of May 29, 1992, as amended by Amendment No. 1 to Amended and Restated Term Note dated as of December 28, 1993 and is the replacement Note referred to in the Amended and Restated
Credit Agreement dated as of December 28, 1993 by and among the Borrower, Trump's Castle Funding, Inc., a New Jersey corporation (the "Company"), and the Bank (herein, as the same may from time to time be amended or supplemented, the "Credit Agreement") and is entitled to the benefits thereof and is subject to optional prepayment in whole or in part as provided therein. Terms used in this Note which are defined in the Credit Agreement shall have the meanings given to them therein. This Note is guaranteed as to payment by the Company as provided in the Guaranty and is secured as provided in the Mortgage Documents. Reference is hereby made to the Guaranty and the Mortgage Documents for a description of the obligations guaranteed under the Guaranty and the limitation of the liability of the Company thereunder, the property and assets in which liens and security interests have been granted, the nature and extent of the security, the terms and conditions upon which the liens and security interests were granted and the rights of the holder of this Note, the Borrower and the Company in respect thereof.

     Upon the occurrence of any one or more of the Events of Default specified in the Credit Agreement, all amounts then remaining unpaid on this Note shall, at the election of the holder of this Note, become, or may be declared to be, immediately due and payable all as provided therein.

     If this Note is not paid when the same shall become due and payable (whether upon demand, by acceleration or otherwise), the Borrower agrees to pay all costs of collection, including, without limitation, reasonable attorneys' fees and expenses.

     Notwithstanding anything herein or in any other agreement, document, certificate, instrument, statement or omission referred to below to the contrary, the Borrower and the Company are liable hereunder only to the extent of the assets of the Borrower and the Company and, except as provided in Section 2.07 of the Credit Agreement and in the Amended Put Agreement, no other person or entity, including, but not limited to, any partner, partner representative, officer, committee or committee member of the Borrower or any partner therein or of any partnership affiliate (as defined in Rule 405 under the Securities Act of 1933, as amended) of the Borrower, or any incorporator, officer, director, or shareholder of the Company, or any corporate partner of the Borrower or of any corporate affiliate of the Borrower, or any affiliate or controlling person or entity of any of the foregoing, or any successor, personal representative, heir or assign of any of the foregoing, in each case past, present or as they may exist in the future, shall be civilly liable in any respect (including, without limitation, for the breach of any representation, warranty, covenant, agreement, condition or indemnification or contribution undertaking contained herein or therein) under, in connection with, arising out of or relating to the Credit Agreement or this Note, the other Lending Documents (as defined in the Credit Agreement) or any other agreement,

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document, certificate, instrument or statement (oral or written) related to, executed or to be executed, delivered or to be delivered, or made or to be made, or any omission made or to be made, in connection with any of the foregoing or any of the transactions contemplated in any such agreement, document, certificate, instrument, or statement.
Notwithstanding the foregoing, (i) the Bank shall preserve any personal claims it may have for fraud, liabilities under the Securities Act of 1933, as amended, and other liabilities that cannot be waived under applicable federal and state laws against such Persons in connection with the transactions contemplated by the Credit Agreement and this Note; provided, however, that such conduct shall not in and of itself constitute an Event of Default under the Credit Agreement, this Note, the Mortgage (as defined in the Credit Agreement) or any other Lending Document; (ii) Trump shall be liable to the Bank to perform his obligations under the Put Agreement;
(iii) each of the General Partners of the Borrower shall be liable to the Borrower to repay to the Borrower an amount equal to any Restricted Payment actually received by that General Partner in contravention of Section 11.04 of the Credit Agreement; (iv) Trump and each Affiliate of Trump (but not in any event any Partner Representative (as defined in the Partnership Agreement) other than Trump or any Affiliate thereof) shall be liable to repay to the Borrower any Restricted Payment actually received by Trump or such Affiliate of Trump, as the case may be, in contravention of Section
11.04 of the Credit Agreement; (v) with respect to a Combination Transaction, any Successor shall have liability hereunder and under any other Lending Document to the fullest extent the Borrower and the Company have, taking into consideration the provisions of the second sentence of
Section 10.02 of the Credit Agreement; (vi) any Person who receives directly or indirectly any assignment or other transfer in whole or in part of the Trust Estate in contravention of the provisions of the Credit Agreement or any of the other Lending Documents shall be liable hereunder and under the other Lending Documents to the extent of the assets received and (vii) the foregoing is not intended to and shall not apply to (A) the Intercreditor Agreement (but shall apply to the Consent and Agreement executed by the Borrower and the Company relating thereto), (B) the obligations and agreements of the Trustees set forth in the Consent and Agreement or (C) any Opinions of Counsel, title insurance policies, pro-forma policies and/or commitments, title recording letters, title reinsurance policies, pro-forma policies and/or commitments, real estate surveys and/or insurance policies delivered to or entered into for the benefit of the Bank pursuant to the Credit Agreement or any of the other Lending Documents, or in connection with the transactions contemplated hereby or thereby or by the 1992 Credit Agreement. Any agreement, document, certificate, statement or other instrument to be executed simultaneously with, in connection with, arising out of or relating to the Credit Agreement, this Note or any other Lending Document, or any other agreement, document, certificate, statement or instrument referred to above, or any agreement, document, certificate, statement or instrument contemplated thereby or hereby, shall contain language mutatis mutandi to this paragraph and, if such language is omitted, shall be deemed to contain such language.

     This Note has been executed and delivered by the Borrower and accepted by the Bank as an amendment and restatement of and in substitution for the Original Term Note, but not in payment or satisfaction of the indebtedness outstanding under the Original Term Note.

    This Note shall be governed by and construed in accordance with the laws of the State of New Jersey, without giving effect to the choice of law principles thereof. This Note is subject to and shall be enforced in compliance with the provisions of the New Jersey Casino Control Act.

     IN WITNESS WHEREOF, the undersigned has caused this Note to be executed and delivered by its duly authorized partner as of the day and year first above written.


WITNESS:                           TRUMP'S CASTLE ASSOCIATES,
                                   a general partnership



                                   By:  _________________________
                                        Donald J. Trump
                                        Managing Partner



     This Note is guaranteed as to payment by the undersigned pursuant to the Guaranty contained in Section 12.01 of the Credit Agreement, subject to the limitation of liability set forth in Section 2.07 thereof.


ATTEST:                            TRUMP'S CASTLE FUNDING, INC



                                   By:  __________________________
                                        Donald J. Trump, President


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